Exhibit 10.3

Schedule A

POLICIES AND PROCEDURES DATE: 25 AUGUST 2015 (Revised 1 January 2016) SUBJECT: SENIOR MANAGEMENT BENEFITS	PAGE 1 OF 1	NO. RS-01
SCHEDULE A

In addition to all of the fringe benefits provided to salaried employees the Chief Financial Officer (hired after 12/1/14), Vice President of Human Resources, General Counsel and Vice President of Corporate Development, Division Vice Presidents/General Managers, Chief Technology Officer and the Chief Information Officer (the “Senior Managers”) will have the following additional benefits:

1.	Supplemental health insurance benefits for the Senior Managers and dependents up to 4% of the total of the current base salary.
2.	Health club membership or equivalent in home exercise equipment.
3.
Group Life Insurance and A.D. & D. at 2.0 times annualized base salary as of January 1st each year. The Group Life Insurance / AD&D policy is updated annually on February 1st each year, and the benefit will be limited to the maximum benefit offered by the current life insurance carrier.

4.
Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary, non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

5.	Two additional weeks of paid vacation in addition to the regular established vacation policy.
6.	Physical examination provided by the Company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.
7.
Senior Manager’s annual base salary will be grossed up at the end of the calendar year to compensate for the additional payroll and income tax burden created by the treatment of benefits under Numbers 1, 3, and 6, above, as additional income.